Exhibit 99.1

News Release	For Immediate Release

Contact:	Renee Campbell	July 23, 2018
402-963-1057

Valmont Reports Second Quarter 2018 Results

Second Quarter 2018 Financial Summary

	GAAP			Adjusted(1)
	6/30/2018	7/1/2017		6/30/2018	7/1/2017
	Q2 2018	Q2 2017	vs. Q2 2017	Q2 2018	Q2 2017	vs. Q2 2017
Revenue	$682,405	$712,737	down 4.3%	$682,405	$712,737	down 4.3%
Operating Income	$63,670	$78,450	down 18.9%	$70,689	$78,450	down 9.9%
Operating Income as a % of Net Sales	9.3%	11.0%		10.4%	11.0%
Net Earnings	$32,960	$45,664	down 27.8%	$44,709	$45,664	down 2.2%

Diluted Earnings Per Share	$1.46	$2.01	down 27.4%	$1.98	$2.01	down 1.5%
Average Shares Outstanding	22,573	22,740		22,573	22,740

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported second quarter 2018 results.

Second Quarter 2018 Highlights

•                  Higher revenues in the Engineered Support Structures and Coatings segments were more than offset by lower sales in the Irrigation and Utility Support Structures segments

•                  Late-quarter market headwinds contributed to unfavorable sales comparisons in the Irrigation segment

•                  Farmers in North America delayed equipment purchase decisions due to increased uncertainty over tariff and trade policies, and a meaningful decline in grain prices during the quarter

(1)Please see Reg G reconciliation of non-GAAP financial measures to GAAP measures at end of the document.

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•                  The truckers’ strike in Brazil led to an unexpected, country-wide business interruption, which hindered the Company’s operations during the quarter, contributing to lower international irrigation sales and profitability

•                  Unfavorable sales comparisons in the Utility segment were largely due to project timing and product mix

•                  Despite lower volumes, price recovery and project mix led to higher adjusted operating margins

•                  Repurchased 203,900 shares of Company stock for $29.2 million, at an average price of $143.28 per share

•                  Extended the average duration of long-term debt during an attractive interest rate environment, reducing interest expense by approximately $2.5 million per year

•                  Completed the previously-announced divestiture of the grinding media business, (Donhad Pty. Ltd.) on April 30, 2018, generating net cash proceeds of $61.0 million

“Our focus on price recovery and maintaining gross profit served us well as we combatted challenging end-market dynamics this quarter,” said Stephen G. Kaniewski, President and Chief Executive Officer. “Our performance demonstrates our team’s agility to quickly respond to rapidly changing market conditions.”

Second Quarter 2018 Segment Review

Infrastructure

Engineered Support Structures Segment (37% of Sales)
Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $250.7 million were 5.9% higher than second quarter 2017, 2.5% was attributable to favorable foreign currency translation, with the remainder due to price and organic growth. Sales growth was mostly driven by improved lighting and traffic structures demand in North America and Europe. In the Asia Pacific region, sales decreased, mainly due to significantly lower wireless communication structures demand in China.

Double-digit sales growth of North American lighting and traffic products was driven by increased transportation market demand, and price recovery of higher steel costs. The sales increase was partially offset by lower commercial lighting sales, as actions to fully recover price temporarily impacted demand. In Europe, lighting sales also grew, aided by improving economic conditions across the region, and increased funding for government infrastructure spending.

(1) Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

(3) Excludes any potential acquisitions, and grinding media, (Donhad) revenue in both 2018 and 2017

(4)Excludes $20 million of pre-tax 2018 restructuring expenses

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Continued infrastructure investment in Australia and India led to higher highway safety product sales in those regions.

Sales of North American wireless communication products and components were higher compared to last year, led by demand from carriers and tower companies preparing site development for 5G implementation. A pause in spending by the largest wireless carrier in China resulted in decreased site and tower demand. Access Systems sales rose slightly above last year.

Operating income was $13.0 million or 5.2% of sales ($18.4 million, or 7.3% adjusted(1)) compared to $20.3 million, or 8.6% of sales in 2017. As expected, profitability was impacted by lower volumes due to price recovery actions in certain markets.

Utility Support Structures Segment (29% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, wind and offshore structures, and inspection services

Sales of $197.7 million decreased 6.1% compared to last year, mostly due to lower volumes attributed to a less favorable product mix in North America. Higher steel costs were recovered through increased pricing. Sales volumes of offshore wind structures in Northern Europe were lower than last year, due to a challenging pricing environment.

Operating income was $20.8 million, or 10.5% of sales ($22.3 million, or 11.3% adjusted(1)) compared to $22.4 million or 10.6% of sales last year. Despite lower sales and under- performance in offshore wind, margins improved due to a more favorable project mix compared to 2017.

Coatings Segment (13% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Global sales of $91.6 million were 14.8% higher than last year, reflecting price recovery of higher zinc costs and improved volumes. Increased broad-based industrial demand across all regions drove sales higher. Sales to other Valmont segments were comparable to last year.

Operating income was $14.9 million, or 16.2% of sales, compared to $12.1 million, or 15.2% of sales in 2017. Higher volumes, pricing to recover zinc cost increases, and improved operating leverage, all contributed to favorable results. Profitability was also aided this quarter by recent implementation of the GalvTracTM management tool, aligning with the Company’s strategy to use innovative technology to drive productivity improvements, and operational best practices across its global locations.

(1) Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

(3) Excludes any potential acquisitions, and grinding media, (Donhad) revenue in both 2018 and 2017

(4)Excludes $20 million of pre-tax 2018 restructuring expenses

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Agriculture

Irrigation Segment (24% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $162.9 million were 13.5% below last year. In North America, the increased uncertainty of tariff and trade policies late in the quarter pressured grain prices, causing farmers to delay purchase decisions. As expected, project sales in the second quarter of 2017 did not repeat this year, contributing to unfavorable comparisons. Irrigation technology product and service sales were higher, resulting from the Company’s strategy to drive adoption of integrated technology offerings, supported by increasing global demand for precision irrigation solutions.

International sales declined from last year, due to smaller project sizes.  Sales were further impacted by project movements out of the second quarter. In Brazil, currently the Company’s largest international market, the truckers’ strike that began in late May disrupted business country-wide. As a result, factory operations were suspended, unfavorably impacting sales for the quarter. Despite robust market demand, longer approvals for government-sponsored financing programs in Brazil delays the timing of orders released for shipment.

Operating income was lower at $27.7 million, or 17.0% of sales, compared to $34.7 million, or 18.4% of sales in 2017. Price increases implemented during the quarter successfully offset inflationary costs. Segment profitability was unfavorably impacted by lower project volumes, and some productivity impacts resulting from the Brazil strike.

Other (1% of Sales)
Manufacture of forged steel grinding media for the mining industry

Sales in grinding media were $4.7 million, and second quarter operating loss was $0.3 million. The divestiture of the grinding media business, (Donhad Pty. Ltd.) was completed on April 30, 2018. Going forward, the Company will no longer report on the “Other” segment.

Operational Transformation Update

As the Company executes on its operational transformation strategy, additional actions were taken during the quarter. These primarily included the consolidation of three Engineered Support Structures’ facilities in China to a single location, and completion of the Hazelton, PA factory consolidation in the Utility segment. The resulting pre-tax expenses were $7.0 million, predominately cash.

Through ongoing lean initiatives, assessment of local market conditions, and supply chain optimization efforts, additional opportunities in the Asia Pacific region have been

(1) Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

(3) Excludes any potential acquisitions, and grinding media, (Donhad) revenue in both 2018 and 2017

(4)Excludes $20 million of pre-tax 2018 restructuring expenses

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identified. Anticipated full-year expenses attributed to these combined actions have increased from the $10 million previously communicated, to approximately $20 million ($14 million cash and $6 million non-cash). An annualized payback of 12-18 months is expected on the $14 million of cash expense.

2018 Outlook

The Company’s updated 2018 guidance is as follows.

2018 Updated Guidance

GAAP Diluted EPS	$6.12 - $6.22(2)
Adjusted Diluted EPS(1)	$7.55 - $7.65
Revenue Growth(3)	4%
Operating Profitability Growth(4)	25 bps
Free Cash Flow	1x Net Earnings
ROIC (after tax)	>10%

(2) Change to GAAP guidance from the July 12, 2018 release is the result of increased pre-tax restructuring expenses and minor revisions to the accounting for the divestiture of the grinding media business.

Mr. Kaniewski stated, “As we consider the outlook for the remainder of the year, we remain very positive on our markets and businesses. The steps we are taking to transform our operational footprint support our strategy to become a market-focused, growth-oriented organization that is well-positioned for the future, and creating shareholder value.”

“Turning to our markets, in the Engineered Support Structures segment, we expect favorable revenue and operating profit comparisons, as a result of pricing actions and improved demand in the lighting and traffic business, and the upcoming transition to 5G. We anticipate favorable third quarter comparisons in our Utility segment, supported by current backlogs. Full-year revenue and operating profit should approximate 2017 results. Irrigation segment results are expected to be below last year due to challenging end-market conditions, but as always, international project activity can influence sales. Although Brazil’s current political environment and truckers’ strike are impacting full-year sales and profitability, market demand remains robust there. Our Coatings segment is expected to perform in line with first half results, tracking with strong industrial demand.”

Added Mr. Kaniewski, “We believe our flexible, global footprint enables us to withstand cost impacts resulting from current tariff and trade policies. However, the effect on end-market demand remains dynamic. Additional opportunities to favorably transform our supply chain in the Asia Pacific region have been identified. We believe executing on these initiatives will lower our cost structure, while continuing to provide high service levels to our customers.”

(1) Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

(3) Excludes any potential acquisitions, and grinding media, (Donhad) revenue in both 2018 and 2017

(4)Excludes $20 million of pre-tax 2018 restructuring expenses

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An audio discussion of Valmont’s second quarter 2018 results will be available live by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast, at 8:00 a.m. CDT on July 24, 2018, by pointing browsers to this link: Valmont Industries Q2 2018 Earnings Conference Call. A replay is available by accessing the above link, or by telephone at 1-877-660-6853 or 1-201-612-7415, and enter Conference ID 13680596, beginning July 24, 2018 at 11:00 a.m. CDT through 10:59 p.m. CDT on July 31, 2018. The Company’s slide presentation for the call will be simultaneously available on the Investor Relations page at www.valmont.com.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

(1) Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

(3) Excludes any potential acquisitions, and grinding media, (Donhad) revenue in both 2018 and 2017

(4)Excludes $20 million of pre-tax 2018 restructuring expenses

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	30-Jun-18	1-Jul-17	30-Jun-18	1-Jul-17
Net sales	$682,405	$712,737	$1,381,089	$1,350,210
Cost of sales	507,406	529,457	1,036,850	1,002,325
Gross profit	174,999	183,280	344,239	347,885
Selling, general and administrative expenses	111,329	104,830	216,609	204,779
Operating income	63,670	78,450	127,630	143,106
Other income (expense)
Interest expense	(11,791)	(10,818)	(22,865)	(22,122)
Interest income	1,446	967	2,713	1,894
Loss from divestiture of grinding media business (Donhad)	(6,084)	—	(6,084)	—
Other	1,844	(192)	703	853
	(14,585)	(10,043)	(25,533)	(19,375)
Earnings before income taxes	49,085	68,407	102,097	123,731
Income tax expense	14,405	21,085	26,937	36,448
Net earnings	34,680	47,322	75,160	87,283
Less: Earnings attributable to non-controlling interests	(1,720)	(1,658)	(2,919)	(2,640)
Net earnings attributable to Valmont Industries, Inc.	$32,960	$45,664	$72,241	$84,643

Average shares outstanding (000’s) - Basic	22,438	22,517	22,523	22,494
Earnings per share - Basic	$1.47	$2.03	$3.21	$3.76

Average shares outstanding (000’s) - Diluted	22,573	22,740	22,684	22,700
Earnings per share - Diluted	$1.46	$2.01	$3.18	$3.73

Cash dividends per share	$0.375	$0.375	$0.750	$0.750

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	30-Jun-18	1-Jul-17	30-Jun-18	1-Jul-17

Net sales
Engineered Support Structures	$250,711	$236,803	$475,665	$441,752
Utility Support Structures	197,719	210,604	407,581	410,869
Coatings	91,572	79,781	176,519	153,249
Infrastructure products	540,002	527,188	1,059,765	1,005,870

Irrigation	162,936	188,287	350,889	355,511
Other	4,681	21,072	23,080	40,666
Less: Intersegment sales	(25,214)	(23,810)	(52,645)	(51,837)
Total	$682,405	$712,737	$1,381,089	$1,350,210

Operating Income
Engineered Support Structures	12,965	20,288	19,912	29,752
Utility Support Structures	20,841	22,394	44,208	46,601
Coatings	14,868	12,108	26,735	21,514
Infrastructure products	48,674	54,790	90,855	97,867

Irrigation	27,728	34,670	61,615	64,961
Other	(334)	1,859	(913)	3,945
Adjustment to LIFO inventory valuation method	(1,651)	(434)	(2,732)	(1,213)
Corporate	(10,747)	(12,435)	(21,195)	(22,454)
Total	$63,670	$78,450	$127,630	$143,106

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite pole, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility transmission, distribution, and generation applications, wind and offshore structures outside of North America, and inspection services.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts and services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media and is reported in the “Other” category until its divestiture.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	30-Jun-18	1-Jul-17
ASSETS
Current assets:
Cash and cash equivalents	$722,588	$448,222
Accounts receivable, net	472,849	496,962
Inventories	381,971	382,648
Prepaid expenses	127,843	43,545
Refundable and deferred income taxes	9,841	4,830
Total current assets	1,715,092	1,376,207
Property, plant and equipment, net	492,688	520,107
Goodwill and other assets	571,581	626,848
	$2,779,361	$2,523,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$863	$921
Notes payable to banks	271	376
Accounts payable	193,612	193,087
Accrued expenses	151,176	171,191
Dividend payable	8,412	8,472
Total current liabilities	354,334	374,047
Long-term debt, excluding current installments	988,520	754,436
Other long-term liabilities	286,683	292,233
Shareholders’ equity	1,149,824	1,102,446
	$2,779,361	$2,523,162

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands) and unaudited

	YTD	YTD
	30-Jun-18	1-Jul-17
Cash flows from operating activities
Net Earnings	$75,160	$87,283
Depreciation and amortization	41,657	41,754
Loss from divestiture of grinding media business	6,084	—
Contribution to defined benefit pension plan	(731)	(25,379)
Change in working capital	(73,192)	(64,304)
Other	4,680	16,376
Net cash flows from operating activities	53,658	55,730

Cash flows from investing activities
Purchase of property, plant, and equipment	(31,816)	(26,183)
Proceeds from sale of assets	64,393	—
Acquisitions	(9,300)	—
Other	783	3,546
Net cash flows from investing activities	24,060	(22,637)

Cash flows from financing activities
Proceeds from long-term borrowings	237,641	—
Net borrowings on short and long-term agreements	130	(803)
Purchase of treasury shares	(43,999)	—
Purchase of noncontrolling interest	(5,510)	—
Dividends paid	(17,003)	(16,913)
Other	(6,194)	4,223
Net cash flows from financing activities	165,065	(13,493)
Effect of exchange rates on cash and cash equivalents	(13,000)	16,106
Net change in cash and cash equivalents	229,783	35,706
Cash and cash equivalents - beginning of year	492,805	412,516
Cash and cash equivalents - end of period	$722,588	$448,222

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs related to the plan announced in February 2018 and (2) the loss from divestiture of its grinding media business, (b) operating income of restructuring costs and the divestiture of grinding media business, and (c) segment operating income of restructuring costs. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	13 Weeks Ended June 30, 2018	Diluted earnings per share	26 Weeks Ended June 30, 2018	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$32,960	$1.46	$72,241	$3.18

Restructuring expenses - pre-tax	7,019	0.31	11,419	0.50

Loss from divestiture of grinding media business, pre-tax	6,084	0.27	6,084	0.27

Total Adjustments	13,103	0.58	17,503	0.77

Tax effect of adjustments *	(1,354)	(0.06)	(2,429)	(0.11)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$44,709	$1.98	$87,315	$3.84
Average shares outstanding (000’s) - Diluted		22,573		22,684

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction,

Operating Income Reconciliation	13 Weeks Ended June 30, 2018	13 Weeks Ended July 1, 2017	26 Weeks Ended June 30, 2018	26 Weeks Ended July 1, 2017
Operating income - as reported	$63,670	$78,450	$127,630	$143,106

Restructuring expenses	7,019	—	11,419	—

Adjusted Operating Income	70,689	78,450	139,049	143,106

Operating loss/(income) from divested grinding media business	334	(1,859)	913	(3,945)

Adjusted Operating Income, from ongoing operations	$71,023	$76,591	$139,962	$139,161

Net Sales - as reported	$682,405	$712,737	$1,381,089	$1,350,210
Net sales from divested grinding media business	(4,681)	(21,072)	(23,080)	(40,666)

Adjusted Net Sales	$677,724	$691,665	$1,358,009	$1,309,544

Operating Income as a % of Sales	9.3%	11.0%	9.2%	10.6%
Adjusted operating income from ongoing operations, as a % of Adjusted Sales	10.5%	11.1%	10.3%	10.6%

Segment Operating Income Reconciliation	Engineered Infrastructure Products	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

For the Second Quarter Ended June 30, 2018

Operating income - as reported	$12,965	$20,841	$14,868	$27,728	$(12,732)

Restructuring expenses	5,419	1,474	—	—	126
Adjusted Operating Income	$18,384	$22,315	$14,868	$27,728	$(12,606)

Net sales	250,711	197,719	91,572	162,936

Operating Income as a % of Sales	5.2%	10.5%	16.2%	17.0%	NM

Adjusted Operating Income as a % of Sales	7.3%	11.3%	16.2%	17.0%	NM

For the Second Quarter Ended July 1, 2017

Operating income - as reported	$20,288	$22,394	$12,108	$34,670	$(11,010)

Net sales	236,803	210,604	79,781	188,287

Operating Income as a % of Sales	8.6%	10.6%	15.2%	18.4%	NM

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON ESTIMATED 2018 RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

The non-GAAP tables below disclose the impact on the range of estimated diluted earnings per share of (1) restructuring costs related to the plan announced in February 2018, (2) preliminary loss from the divestiture of the grinding media business, which occurred on April 30, 2018 and (3) certain refinancing expenses associated with redemption of bonds completed in the third quarter of 2018.  We believe it is useful when considering company performance for the non-GAAP adjusted net earnings to be taken into consideration by management and investors with the related reported GAAP measures as non-recurring transactions were or expected to be recognized in 2018.

Reconciliation of Range of Net Earnings - Full Year 2018	Low End	High End	Adjustments
Estimated net earnings - GAAP	$138,666	$140,866

Estimated restructuring expense, pre-tax			20,000

Loss from divestiture of grinding media, pre-tax			6,084

Redemption of long-term debt expenses, pre-tax			14,750

Total pre-tax adjustments			40,834

Estimated tax benefit from above expenses*			(8,500)

Total Adjustments, after-tax			$32,334

Estimated net earnings - Adjusted	$171,000	$173,200

Diluted Earnings Per Share Range - GAAP	$6.12	$6.22
Diluted Earnings Per Share Range - Adjusted	$7.55	$7.65

*The tax effect of adjustments is calculated based on income tax rate in each applicable jurisdiction.

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